Exhibit 3(i)
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PPL CORPORATION

Article I.
The name of the Corporation is PPL Corporation.

Article II.
The address of the registered office of the Corporation in this Commonwealth is Two North Ninth Street, Allentown, Lehigh County, Pennsylvania 18101-1179.

Article III.
The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

Article IV.
The aggregate number of shares which the Corporation shall have the authority to issue is 790,000,000 shares, divided into 10,000,000 shares of Preferred Stock, par value $.01 per share, and 780,000,000 shares of Common Stock, par value $.01 per share.

Article V.
The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

DIVISION A-PREFERRED STOCK

SECTION 1.  General.  To the extent permitted by these Amended and Restated Articles of Incorporation, the Board of Directors, by majority vote of a quorum, shall have the authority to issue shares of Preferred Stock from time to time in one or more classes or series, and to fix by resolution, at the time of issuance of each of such class or series, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences, and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers thereof except as they are fixed and determined in this Article V.  The dividend rate or rates, dividend payment dates or other terms of a class or series of Preferred Stock may vary from time to time dependent upon facts ascertainable outside of these Amended and Restated Articles of Incorporation if the manner in which the facts will operate to fix or change such terms is set forth in the express terms of the class or series or upon terms incorporated by reference to an existing agreement between the Corporation and one or more other parties or to another document of independent significance or otherwise to the extent permitted by the Business Corporation Law of 1988.

SECTION 2.  Dividends.  The holders of shares of each class or series of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose under 15 Pa.C.S. § 1551 (relating to distributions to shareholders) or any superseding provision of law subject to any additional limitations in the express terms of the class or series, cash dividends at the rate or rates and on the terms which shall have been fixed by or pursuant to the authority of the Board of Directors with respect to such class or series and no more, payable at such time or times as may be fixed by or pursuant to the authority of the Board of Directors.  If and to the extent provided by the express terms of any class or series of Preferred Stock, the holders of the class or series shall be entitled to receive such other dividends as may be declared by the Board of Directors.

SECTION 3.  Liquidation of the Corporation.  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), an amount per share, prior to the payment to the holders of shares of Common Stock or of any other class of stock of the Corporation ranking as to liquidation subordinate to the Preferred Stock, which shall have been fixed and determined by the Board of Directors with respect thereto.

For the purposes of this section, the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal Corporation or political subdivision or authority.

SECTION 4.  Conversion Privileges.  In the event any class or series of the Preferred Stock is issued with the privilege of conversion, such stock may be converted, at the option of the record holder thereof, at any time or from time to time, as determined by the Board of Directors, in the manner and upon the terms and conditions stated in the resolution establishing and designating the class or series and fixing and determining the relative rights and preferences thereof.

SECTION 5.  Redemption.  The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of the Preferred Stock or of any class or series thereof at such time or times as may be fixed by the Board, at the applicable price for each share, and upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.

SECTION 6.  Voting Rights.  Each holder of record of shares of Preferred Stock shall have full, limited, multiple, fractional, conditional or no voting rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue of such shares.  Unless provided in such resolution or resolutions, no holder of shares of Preferred Stock shall have cumulative voting rights.

DIVISION B-COMMON STOCK

SECTION 1.  Dividends and Shares in Distribution on Common Stock.  Subject to the rights of the holders of the Preferred Stock and subordinate thereto, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

SECTION 2.  Voting Rights.  At any meeting of the shareholders, each holder of Common Stock shall be entitled to one vote per share.

Article VI.
The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

Article VII.
The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. § 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter 25G (relating to control-share acquisitions).

Article VIII.
Directors shall be elected as follows:

SECTION 1.  Uncontested Elections.  In an election of directors that is not a contested election:

(a)	each share of a class or group of classes entitled to vote in an election of Directors shall be entitled to vote for or against each candidate for election by the class or group of classes; and
(b)	to be elected, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate.

SECTION 2.  Contested Elections.  In a contested election of directors, the candidates receiving the highest number of votes from each class or group of classes entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, shall be elected.

SECTION 3.  Definition.  For purposes of this Article VIII, a "contested election" is an election of directors in which there are more candidates for election by the class or group of classes than the number of directors to be elected by the class or group of classes and one or more of the candidates has been properly proposed by the shareholders.  The determination of the number of candidates for purposes of this subsection shall be made as of:

(a)	the expiration of the time fixed by these Amended and Restated Articles of Incorporation or the bylaws for advance notice by a shareholder of an intention to nominate directors; or
(b)	absent such a provision, at a time publicly announced by the Board of Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur.

Article IX.
Amendment of Articles.  These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation.

Article X.
Amendment of Bylaws.  Except as otherwise provided in the express terms of any class or series of Preferred Stock, the bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at a duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors of the Corporation in office at any regular or special meeting of directors.

Article XI.
Uncertificated Shares.  Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.